Exhibit 99.1

PACCAR Elects New Director

August 22, 2012, Bellevue, Washington – Mr. Rod McGeary has been elected to the PACCAR Inc Board of Directors, effective September 9, 2012, according to Mark C. Pigott, PACCAR chairman and chief executive officer. Mr. McGeary will succeed Tom Plimpton, PACCAR’s retired vice chairman, who will retire from the Board on September 12, 2012. “PACCAR is very pleased that Mr. McGeary will be joining the Board,” said Mark Pigott. “His decades of executive experience in global management and technology will contribute to PACCAR’s growth worldwide. The Board thanks Tom Plimpton for his 35 years of excellent service to the Company and wishes him well in retirement.”

Mr. McGeary served in consulting and audit roles with KPMG, LLP from 1972 to 2000 culminating in the position of vice chairman, consulting, from 1997-2000. He was chairman of BearingPoint, Inc., formerly KPMG Consulting, LLC, a management and technology consulting firm, from 2004 to 2009 and was its interim chief executive officer from 2004-2005. He was non-executive chairman of Tegile Systems, Inc., an open source software data management solutions company from 2010 to 2012. From 2000-2002, Mr. McGeary served as chairman and chief executive officer of Brience Inc, a provider of information access and integration software products. He is currently a director of Cisco Systems. Mr. McGeary is a certified public accountant and holds a degree in accounting from Lehigh University.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium-, and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR shares are traded on the Nasdaq Global Select market, symbol PCAR, and its homepage is www.paccar.com.